EXHIBIT 99.2
Sinobiopharma, Inc.

8 Zhong Tian Road
Nantong City, Jiangsu Province
China  226009

Symbol: OTCBB: SNBP

July 12, 2010

NEWS RELEASE

SINOBIOPHARMA, INC. LAUNCHES NEW CORPORATE AND INVESTOR RELATIONS WEBSITE

NANTONG CITY, China, July 12-- Sinobiopharma, Inc. (“Sinobiopharma” or the “Company”), (OTCBB: SNBP), an innovative biopharmaceutical products company with primary operations in China, today announced that it launched a new corporate and investor relations website at http://www.sinobp.com.

The newly designed website is to provide a communication platform to investors, business partners and all parties interested in the Company.  To promote transparency, the new website includes an investors section which provides news and events, Company information, shareholder resources, stock information, financial information, corporate governance and regulatory information.

“We are pleased to announce the launch of our new website that provides our stakeholders with the latest news and development of Sinobiopharma,” said Dr. Lequn (Lee) Huang, Chairman and Chief Executive Officer.  “As a public company, we are committed to maintain effective communication with our stakeholders and this website will serve as a platform to help achieve that goal.”

About Sinobiopharma, Inc.

Sinobiopharma is a fully integrated and highly innovative specialty biopharmaceutical company engaged in the research and development, manufacture and marketing of biopharmaceutical products in China, one of the world's fastest growing pharmaceutical markets. Known as Dong Ying (Jiangsu) Pharmaceutical Co., Ltd. in China, the Company's current therapeutic focus is on anesthesia-assisted agents and cardiovascular drugs.  Sinobiopharma has patented new methods for synthesizing active pharmaceutical ingredients (API) at a lower cost and owns drug delivery formulations that improve usability. For additional information, please visit the Company’s website at: www.sinobp.com.

FORWARD LOOKING STATEMENTS

This news release may include "forward-looking statements" regarding Sinobiopharma, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiopharma, Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiopharma, Inc. does not undertake any obligation to update any forward looking statement, except as required under applicable law.

Contact:

Sinobiopharma, Inc.
James Mu, CFO
Tel: 86-25-5806-1579
Email:xjmu@sinobiopharma.com